UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 22, 2011

Western Alliance Bancorporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	C17075-1995	88-0365922
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One E Washington Street, Suite 1400, Phoenix, Arizona		85004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-389-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 22, 2011, Western Alliance Bancorporation (the "Company") announced that it received preliminary approval from the U.S. Department of the Treasury ("Treasury") to receive an investment of approximately $141.8 million under the Small Business Lending Fund ("SBLF"). The investment by Treasury would be in the form of preferred stock of the Company. The Company intends to use the proceeds from the SBLF investment to redeem in full the outstanding $140 million of preferred stock issued to the Treasury under the TARP Capital Purchase Program.

The SBLF preliminary approval is not a binding obligation of the Treasury. A binding obligation and final approval of the Company’s application for the SBLF funds will not arise until a Securities Purchase Agreement is executed by the Treasury and the Company. The execution of the Securities Purchase Agreement and the transfer of the funds by the Treasury are expected to occur on or before September 27, 2011 and are subject to, in the Treasury’s sole discretion, due diligence and satisfaction of customary closing conditions set forth in the Stock Purchase Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Alliance Bancorporation

September 22, 2011	By:	/s/ Dale Gibbons

Name: Dale Gibbons
Title: Executive Vice President and Chief Financial Officer